News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS STRONG SECOND QUARTER 2021 RESULTS

Yardley, PA - July 19, 2021. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the second quarter ended June 30, 2021.

Highlights

•Earnings per share $0.95 versus $0.94 in 2020
•Adjusted earnings per share increased to $2.14 over the $1.33 in 2020
•Global beverage can volumes grew 20%
•Solid food can demand
•Repurchased $379 million in Company shares year to date through July 16
•European Tinplate sale on schedule for expected Q3 closing; reported as discontinued operations

Net sales in the second quarter were $2,856 million compared to $2,137 million in the second quarter of 2020 reflecting increased beverage can and transit packaging sales unit volumes, the pass through of higher material costs and favorable currency translation of $125 million.

Income from operations was $385 million in the second quarter compared to $208 million in the second quarter of 2020. Segment income was $395 million in the second quarter compared to $250 million in the prior year second quarter primarily due to increased sales unit volumes and $18 million of favorable currency translation.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company’s performance during the second quarter continued to be strong, and Crown remains on track for another record year in earnings. Adjusted earnings per share and segment income increased 61% and 58%, respectively, and were largely fueled by beverage can volume growth of 20%, as each global region recorded double-digit gains. Demand recovery has been robust in regions such as Brazil, throughout Europe, Mexico, the Middle East and Southeast Asia that previously had been adversely impacted by the pandemic. Each of our businesses performed very well commercially and operationally despite certain challenges posed by supply chain disruptions. The strong results delivered by Transit Packaging were driven by continuing improvement in global manufacturing activity and the achievement of several cost reduction initiatives. So far this year, the Company has repurchased $379 million of common stock, executing on our capital allocation strategy of returning cash to shareholders.

“The Company previously announced an agreement to sell its European Tinplate business to KPS Capital Partners. The business comprises 44 manufacturing facilities in Europe, the Middle East and Africa that produce food cans and ends, aerosol cans, metal closures and promotional packaging for various consumer brands. We expect that the transaction will close during the third quarter of 2021. Net proceeds from the transaction will be used for debt reduction, beverage can capital projects and continued share repurchases over time.

“To meet accelerating demand for beverage cans, the world’s most recycled and sustainable beverage packaging, the Company is implementing several capacity expansion projects globally, which include both the construction of new plants and the addition of production lines to existing facilities. By the end of 2022, we expect to have 97 billion units of annualized global beverage can capacity, an increase of 28%, or 21 billion units, from the 2019 base. During the second quarter, the first line in our new Bowling Green, Kentucky facility began commercial shipments, with the second line expected to commence production during the third quarter. Also early in the fourth quarter, the Company will begin operation of a new one-line plant in Vung Tau, Vietnam as well as additional production lines in Olympia, Washington and Rio Verde, Brazil. Beverage cans now account for approximately 75% of the Company’s income from operations.”

Interest expense was $68 million in the second quarter of 2021 compared to $73 million in 2020 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the second quarter was $128 million compared to $126 million in the second quarter of 2020. Reported diluted earnings per share were $0.95 in the second quarter of 2021 compared to $0.94 in 2020. Adjusted diluted earnings per share increased to $2.14 over the $1.33 in 2020.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Six Month Results
Net sales for the first six months of 2021 were $5,420 million compared to $4,443 million in the first six months of 2020, primarily due to increased sales unit volumes, the pass through of higher material costs and $177 million of favorable currency translation.

Income from operations was $712 million in the first half of 2021 compared to $426 million in the first half of 2020. Segment income in the first half of 2021 was $764 million versus $515 million in the prior year period, primarily due to increased sales unit volumes and $24 of foreign currency translation.

Interest expense was $137 million for the first six months of 2021 compared to $151 million in 2020 primarily due to lower outstanding debt balances.

Net income attributable to Crown Holdings in the first six months of 2021 was $339 million compared to $214 million in the first six months of 2020. Reported diluted earnings per share were $2.52 compared to $1.59 in 2020. Adjusted diluted earnings per share were $3.97 compared to $2.46 in 2020.

Outlook
The Company currently expects third quarter adjusted earnings to be in the range of $1.90 to $2.00 per share, and full year adjusted earnings in the range of $7.30 to $7.40 per share. These estimates include the results of the European Tinplate business through August 31, 2021.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the third quarter and full year of 2021 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, July 20, 2021 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on July 27. The telephone numbers for the replay are 203-369-3272 or toll free 800-396-1242.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2021, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; the Company’s ability to close the European Tinplate sale in the third quarter of 2021, or at all, and the impact of the transaction on the Company’s earnings; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$2,856	$2,137	$5,420	$4,443
Cost of products sold	2,244	1,704	4,226	3,536
Depreciation and amortization	111	102	223	210
Selling and administrative expense	147	120	290	262
Restructuring and other	(31)	3	(31)	9
Income from operations (1)	385	208	712	426
Pension settlements and curtailments		19		56
Other pension and postretirement	(2)	(7)	(3)	(13)
Foreign exchange	1	(4)	(1)	(17)
Earnings before interest and taxes	386	200	716	400
Interest expense	68	73	137	151
Interest income	(1)	(1)	(3)	(5)
Income from continuing operations before income taxes	319	128	582	254
Provision for income taxes	146	39	211	73
Equity earnings	3	2	5	3
Income from continuing operations	176	91	376	184
Income from discontinued operations, net of tax	67	50	112	71
Loss from reclassification to held for sale	(70)		(70)
Income (loss) from discontinued operations	(3)	50	42	71
Net income	173	141	418	255
Net income from continuing operations attributable to noncontrolling interests	45	15	78	41
Net income from discontinued operations attributable to noncontrolling interests			1
Net income attributable to Crown Holdings	$128	$126	$339	$214

(1) Reconciliation from income from operations to segment income follows.
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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to Crown Holdings
From continuing operations	$131	$76	$298	$143
From discontinued operations (1)	(3)	50	41	71
Total	$128	$126	$339	$214
Earnings per share attributable to Crown Holdings:
Basic earnings per share from continuing operations	$0.98	$0.57	$2.23	$1.07
Basic earnings per share from discontinued operations	(0.02)	0.38	0.31	0.53
Basic earnings per common share	$0.96	$0.95	$2.54	$1.60

Diluted earnings per share from continuing operations	$0.97	$0.57	$2.22	$1.06
Diluted earnings per share from discontinued operations	(0.02)	0.37	0.30	0.53
Diluted earnings per common share	$0.95	$0.94	$2.52	$1.59

Weighted average common shares outstanding:
Basic	133,146,361	133,268,852	133,379,911	133,670,652
Diluted	134,179,586	134,002,315	134,400,624	134,501,406
Actual common shares outstanding at quarter end	132,157,477	134,770,527	132,157,477	134,770,527

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

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Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income from operations	$385	$208	$712	$426
Intangibles amortization	41	39	83	80
Restructuring and other	(31)	3	(31)	9
Segment income	$395	$250	$764	$515

Segment Information

Net Sales	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Americas Beverage	$1,096	$777	$2,089	$1,648
European Beverage	479	330	868	676
Asia Pacific	330	270	661	571
Transit Packaging	637	462	1,194	984
Total reportable segments	2,542	1,839	4,812	3,879
Other segments (1)	314	298	608	564
Total net sales	$2,856	$2,137	$5,420	$4,443

Segment Income
Americas Beverage	$197	$129	$385	$263
European Beverage	78	37	140	76
Asia Pacific	47	39	99	84
Transit Packaging	82	51	152	117
Total reportable segments	404	256	776	540
Other segments (1)	36	29	72	49
Corporate and other unallocated items	(45)	(35)	(84)	(74)
Total segment income	$395	$250	$764	$515

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and United Kingdom.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$128	$0.95	$126	$0.94	$339	$2.52	$214	$1.59
Intangibles amortization (1)	41	0.31	44	0.33	88	0.65	89	0.66
Restructuring and other (2)	(25)	(0.19)	3	0.02	(23)	(0.17)	10	0.07
Pension settlements and curtailments (3)			19	0.14			56	0.42
Income taxes (4)	63	0.47	(14)	(0.10)	49	0.37	(38)	(0.28)
Loss from discontinued operations (5)	70	0.52			70	0.52
Noncontrolling interests (6)	10	0.08			10	0.08
Adjusted net income/diluted earnings per share	$287	$2.14	$178	$1.33	$533	$3.97	$331	$2.46

Effective tax rate as reported (7)	49.1%		27.6%		36.7%		26.5%

Adjusted effective tax rate (7)	24.1%		26.0%		24.2%		25.9%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the second quarter and first six months of 2021, the Company recorded charges of $41 million ($30 million net of tax) and $88 million ($66 million net of tax) for intangibles amortization arising from prior acquisitions. In the second quarter and first six months of 2020, the Company recorded charges of $44 million ($34 million net of tax) and $89 million ($68 million net of tax) for intangibles amortization.

(2)In the second quarter and first six months of 2021, the Company recorded net restructuring and other gains of $25 million ($17 million net of tax) and $23 million ($15 million net of tax), including a second quarter gain of $30 million arising from a favorable court ruling in Brazil related to overcharges of indirect taxes paid in prior years. This gain was offset by other net charges of $5 million in the quarter and $7 million in the first six months primarily related to transaction costs. In the second quarter and first six months of 2020, the Company recorded net restructuring and other charges of $3 million ($3 million net of tax) and $10 million ($8 million net of tax).
(3)In the second quarter and first six months of 2020, the Company recorded charges of $19 million ($15 million net of tax) and $56 million ($45 million net of tax) arising from pension plan settlements.

(4)In the second quarter and first six months of 2021, the Company recorded income tax benefits of $3 million and $14 million related to the items described above; and benefits of $5 million in the quarter and $8 million in the first six months related to tax law changes in the U.K and India. Also in the second quarter of 2021, the Company recorded charges of $31 million for tax costs arising from reorganizations and other transactions required to prepare its European Tinplate business for sale, and $40 million for deferred tax valuation allowance adjustments in France. In the second quarter and first six months of 2020, the Company recorded benefits of $14 million and $34 million related to the items described above. In the first quarter of 2020, the Company recorded benefits of $4 million arising from tax law changes in India.

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(5)In the second quarter of 2021, the Company recorded an after-tax charge of $70 million (primarily due to cumulative translation adjustments of approximately $600 million) in connection with the agreement to sell its European Tinplate operations.

(6)In the second quarter of 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.

(7)The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

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News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

June 30,	2021	2020
Assets
Current assets
Cash and cash equivalents	$566	$366
Receivables, net	1,766	1,276
Inventories	1,492	1,304
Prepaid expenses and other current assets	295	223
Current assets held for sale	2,986	823
Total current assets	7,105	3,992

Goodwill and intangible assets, net	4,770	4,721
Property, plant and equipment, net	3,783	3,316
Other non-current assets	1,037	1,225
Non-current assets held for sale		2,030
Total	$16,695	$15,284

Liabilities and equity
Current liabilities
Short-term debt	$76	$121
Current maturities of long-term debt	94	72
Accounts payable and accrued liabilities	3,224	2,466
Current liabilities held for sale	1,120	807
Total current liabilities	4,514	3,466

Long-term debt, excluding current maturities	7,879	7,999
Other non-current liabilities	1,578	1,402
Non-current liabilities held for sale		196

Noncontrolling interests	462	406
Crown Holdings shareholders' equity	2,262	1,815
Total equity	2,724	2,221
Total	$16,695	$15,284

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2021	2020

Cash flows from operating activities
Net income	$418	$255
Depreciation and amortization	239	239
Restructuring and other	(23)	10
Loss from disposal of discontinued operations	70
Pension expense	25	69
Pension contributions	(11)	(11)
Stock-based compensation	17	15
Working capital changes and other	(566)	(815)
Net cash provided by/(used) for operating activities (1)	169	(238)
Cash flows from investing activities
Capital expenditures	(325)	(199)
Other	14	15
Net cash used for investing activities	(311)	(184)
Cash flows from financing activities
Net change in debt	(41)	253
Dividends paid to stockholders	(53)
Common stock repurchased	(297)	(58)
Dividends paid to noncontrolling interests	(24)	(12)
Other, net	(8)	13
Net cash provided by/(used for) financing activities	(423)	196

Effect of exchange rate changes on cash and cash equivalents	(9)	(10)

Net change in cash and cash equivalents	(574)	(236)
Cash and cash equivalents at January 1	1,238	663

Cash and cash equivalents at June 30 (2)	$664	$427

(1)Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three and six months ended June 30, 2021 and 2020 follows.

(2)Cash and cash equivalents includes $98 and $61 of restricted cash at June 30, 2021 and 2020.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net cash from operating activities	$554	$369	$169	$(238)
Interest included in investing activities (3)		1	13	15
Capital expenditures	(190)	(89)	(325)	(199)
Adjusted free cash flow	$364	$281	$(143)	$(422)

(3) Interest benefit of cross currency swaps included in investing activities.
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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
	Net Sales	Segment Income	Net Sales	Segment Income
Americas Beverage	$47	$8	$51	$8
European Beverage	33	5	54	7
Asia Pacific	7		13	1
Transit Packaging	29	4	46	7
Corporate and other	9	1	13	1
	$125	$18	$177	$24

(1)The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods. In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

With European Tinplate Reported as Discontinued Operations
				Twelve Months	Pro Forma Twelve Months
				Ended	Ended
	June YTD 2021	June YTD 2020	Full Year 2020	June 30, 2021	June 30, 2021(2)
Income from operations	$712	$426	$1,048	$1,334	$1,609
Add:
Intangibles amortization	83	80	162	165	179
Restructuring and other	(31)	9	30	(10)	(7)
Segment income	764	515	1,240	1,489	1,781
Depreciation	140	130	260	270	300
Adjusted EBITDA	$904	$645	$1,500	$1,759	$2,081

Total debt					$8,049
Less cash					(566)
Net debt at June 30					$7,483

Adjusted net leverage ratio					3.6x

(2)Represents amounts as if European Tinplate was not reported as discontinued operations.

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